EXHIBIT 99.1
PRESS RELEASE DATED MAY 8, 2020

Exhibit 99.1

Company Contact:
M. Eileen Bergin
Investor Relations
Tel: (732) 499-7200, ext. 2515
FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc. Announces Change to a Virtual-Only Format for 2020 Annual Meeting of Stockholders.

WOODBRIDGE, NJ – May 8, 2020 (GLOBE NEWSWIRE) – Northfield Bancorp, Inc. (NASDAQ: NFBK), announced today a change in the location of its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). In the interest of the health and safety of all participants and the community, the 2020 Annual Meeting now will be held by remote communication in a virtual-only format. Stockholders will not be able to attend the 2020 Annual Meeting in person.
The previously announced date and time of the 2020 Annual Meeting has not changed. Stockholders of record of our common stock at the close of business on March 30, 2020, the record date, can participate in the 2020 Annual Meeting via the virtual meeting website below.
For more information regarding the 2020 Annual Meeting, including our Proxy Statement and Annual Report, please visit www.enorthfield.com→Investor Relations→SEC Filings→Annual Meeting Materials.

Date: Wednesday, May 27, 2020
Time: 10:00 a.m., Eastern Time
Access to Virtual Location: www.virtualshareholdermeeting.com/NFBK2020

About Northfield Bank
Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps being taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.